Exhibit 16

May 27, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by MSP RECOVERY, INC. under Item 4.01 of its Form 8-K filed on May 27, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Houston, Texas